Filed pursuant to Rule 424(b)(3)
Registration No. 333-253482
PROSPECTUS SUPPLEMENT NO. 3
(to prospectus dated April 1, 2021)
114,850,769 Shares of Class A Common Stock

This prospectus supplement updates and amends the prospectus dated April 1, 2021, which relates to the resale of up to 114,850,769 Shares of Class A common stock by the registered stockholders identified in the prospectus, as amended and supplemented from time to time, or the registered stockholders. The registered stockholders may, or may not, elect to sell their shares of Class A common stock covered by the prospectus, as and to the extent they may determine. Such sales, if any, will be made through brokerage transactions on the Nasdaq Global Select Market, or Nasdaq. For more information, see the section titled “Plan of Distribution.” If the registered stockholders choose to sell their shares of Class A common stock, we will not receive any proceeds from the sale of such shares.
This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information attached to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.
Our Class A common stock is traded on Nasdaq under the symbol “COIN.” On May 18, 2021, the last reported sale price of our Class A common stock on Nasdaq was $239.00 per share.
See the section titled “Risk Factors” beginning on page 15 of the prospectus to read about factors you should consider before buying shares of our Class A common stock.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 19, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2021

Coinbase Global, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40289	46-4707224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Address Not Applicable	Address Not Applicable
(Address of principal executive offices)	(Zip Code)
Not Applicable
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.00001 par value	COIN	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01Other Events.
On May 18, 2021, Coinbase Global, Inc., a Delaware corporation (the “Company”) issued a press release announcing the pricing of its offering of $1.25 billion aggregate principal amount of 0.50% convertible senior notes due 2026 (the “Notes”) in a private placement. The Company also granted the initial purchasers of the Notes a 30-day option to purchase up to an additional $187.5 million principal amount of Notes, solely to cover over-allotments. In connection with the pricing of the Notes, the Company entered into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes or their respective affiliates and/or other financial institutions.
The Notes will be sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.
A copy of the press release announcing the pricing of the offering of the Notes is attached hereto as Exhibit 99.1, and is incorporated herein by reference.
Item 9.01Financial Statements and Exhibits.
(d) Exhibits

Exhibit	Description

99.1	Press Release dated May 18, 2021 announcing the pricing of the Notes.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COINBASE GLOBAL, INC.

Date: May 19, 2021	By:	/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer